Exhibit 5.1

March 12, 2008

Network Equipment Technologies, Inc.

6900 Paseo Padre Parkway.

Freemont, California 94555-3660

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Network Equipment Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about March 12, 2008, for the purpose of registering under the Securities Act of 1933, as amended, (i) an aggregate of $85,000,000 principal amount of the Company’s 3.75% Convertible Senior Notes due 2014 (the “Notes”) issued under an Indenture (the “Indenture”), dated as of December 18, 2007 between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), and (ii) 6,236,356 shares of the Company’s Common Stock, par value $0.01 per share, initially issuable upon conversion of the Notes pursuant to the Indenture (the “Conversion Shares”), to be sold from time to time by certain securityholders listed in the Registration Statement (the “Selling Securityholders”).  We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

In rendering our opinion, we have examined the following records, documents and instruments:

(a)

The Restated Certificate of Incorporation of the Company, certified by the Delaware Secretary of State as of December 17, 2007 and certified to us by an officer of the Company as being complete and in full force as of the date of this opinion;

(b)

The Bylaws of the Company, as amended, certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(c)

A Certificate of Good Standing relating to the Company issued by the Secretary of State of the State of Delaware as of March 12, 2008;

(d)

A Certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors, including any committee thereof, relating to the Notes, the Conversion Shares, the Indenture and the Registration Statement, and (ii) certifying as to certain factual matters;

(e)

The Registration Statement;

(f)

The Indenture; and

(g)

A letter from the Company’s transfer agent, Computershare Investor Services, Inc., dated February 25, 2008 as to the number of shares of the Company’s Common Stock that were outstanding on February 22, 2008.

We have assumed that the number of shares of common stock outstanding has not changed from February 22, 2008 to the date of this letter, that the number of Conversion Shares will be less than the number of shares of Common Stock of the Company currently authorized but not outstanding or otherwise reserved for issuance, and that this number of shares of Common Stock of the Company will be available for issuance at the time the Notes are converted.

This opinion is limited to the federal law of the United States of America, the General Corporation Law of the State of Delaware (which includes all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution), and, insofar as it relates to the opinion expressed in paragraph 1, the laws of the State of New York, and we disclaim any opinion as to the laws of any other jurisdiction.  We express no opinion as to the applicable choice of law rules that may affect the interpretation or enforcement of the Indenture and the Notes; the enforceability of any waiver of immunities contained in the Indenture or the Notes; or the enforceability of any liquidated damages provision contained in the Indenture or the Notes.  We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

In connection with the enforceability opinion set forth in paragraph 1 below, this opinion is qualified by, and we render no opinion with respect to, the following:

(i)

We express no opinion as to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances, preferential transfers and equitable subordination.

(ii)

Our opinion is qualified by the limitations imposed by general principles of equity upon the availability of equitable remedies for the enforcement of provisions of the Notes and the Indenture, and by the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming (i) the Registration Statement becomes and remains effective during the period when the Notes and Conversion Shares are offered and sold, (ii) the due authorization, execution and delivery of the Indenture by the Trustee, (iii) that the Indenture is a legal, valid and binding obligation of the Trustee, (iv) that the Conversion Shares will be issued, delivered and paid for in accordance with the terms of the Notes and the Indenture, (v) that appropriate certificates evidencing the Conversion Shares will be executed and delivered by the Company, and (vi) all applicable securities laws are complied with, it is our opinion that:

1.

The Notes, when sold by the Selling Securityholders in the manner described in the Registration Statement, will constitute the binding obligations of the Company.

2.

The Conversion Shares, when issued upon conversion of the Notes and upon receipt by the Company of the conversion price therefor, will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and we disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ HELLER EHRMAN LLP

Heller Ehrman LLP